EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2015, relating to the combined financial statements of Scripps Newspapers (a combination of subsidiaries and operations of the newspaper business of The E.W. Scripps Company) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of The E.W. Scripps Company costs) appearing in the Annual Report on Form 10-K of Journal Media Group, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Cincinnati, OH
May 11, 2015